===============================================================================

                           SCHEDULE 14A INFORMATION

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                               CATALYTICA, INC.
--------------------------------------------------------------------------------
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

     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 3, 2000

A. August 2, 2000 Press Release

              Catalytica to sell pharmaceutical operations to DSM
               and spin-off remaining businesses to stockholders

     MOUNTAIN VIEW, CA (August 2, 2000) -- Catalytica, Inc. (Nasdaq: CTAL) and DSM announced today that DSM will acquire Catalytica's pharmaceuticals business through the purchase of Catalytica, Inc. for approximately $750 million plus the assumption of debt, for a total current value of approximately $800 million.
The transaction is structured as a merger of a wholly-owned U.S. subsidiary of DSM with Catalytica and a taxable spin-off of the Catalytica Combustion Systems and Catalytica Advanced Technologies businesses as a single entity to Catalytica stockholders. As a result, Catalytica will operate as a subsidiary of DSM and the Catalytica Combustion Systems and Catalytica Advanced Technologies businesses will comprise a stand-alone company to be called Catalytica Combustion Systems. Shares of the spin-off company will be distributed one day prior to the effectiveness of the merger.

     In addition to distribution of Catalytica Combustion Systems, stockholders of Catalytica will receive proceeds from the sale of Catalytica, subject to certain adjustments. Among the adjustments is the tax liability incurred by Catalytica with respect to the spin-off. The merger is subject to customary closing conditions, including the approval of Catalytica stockholders and expiration or termination of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act. The parties expect the transaction to be completed in the fourth quarter of 2000.

     "This transaction brings value to our stockholders for our pharmaceuticals business and will also enable us to bring them a new and separate entity focused in the energy technology sector," stated Ricardo Levy, president and CEO of Catalytica, Inc. "With dynamic changes happening in the power generation market, we believe the Xonon Cool Combustion technology with its near zero pollution solution is well positioned to address the needs of this rapidly growing market."

     Craig Kitchen, recently appointed president and CEO of Catalytica Combustion Systems, will remain president and CEO of the newly created public entity. Ricardo Levy, will become chairman of the board of directors of Catalytica Combustion Systems, Inc.

     The newly created division within DSM will be named DSM Catalytica Pharmaceuticals. Michael Thomas, current president and CEO of Catalytica Pharmaceuticals, will head the North American operations of DSM Catalytica Pharmaceuticals.

     Peter Elverding, chairman of the DSM Managing Board stated, "Through this acquisition, DSM gains a major geographic presence in the United States and thus enhances its worldwide leadership in the industry. Catalytica is a high quality supplier that has several unique capabilities to serve this dynamic market. In particular, Catalytica's state-of-the-art sterile facility and strong formulation development capabilities will be a powerful complement to our manufacturing."

     Ricardo Levy also commented on the acquisition, "The combined company will have the critical mass and capabilities to streamline all of the operations in the pharmaceutical production cycle and provide excellent added value to its pharmaceutical customers. The combined entity, which will have a broader customer base and an international presence, should enable a smoother transition for Catalytica as the Glaxo products from the original supply agreement transition out of the Greenville facility."

     On learning of the transaction, Robert A. Ingram, chief executive of Glaxo Wellcome, plc said, "This transaction brings together two very reputable players in the outsourcing market and provides a combination of capabilities that will serve well the pharmaceutical industry and customers like Glaxo Wellcome."

     The cash proceeds to the stockholders of Catalytica from this transaction are subject to certain adjustments, including a reduction in proceeds for the tax liability incurred by Catalytica with respect to the spin-off. The tax liability, which is expected to be a material amount, will be based on the value of Catalytica Combustion Systems as determined by the weighted average trading price of the spin-off company on the first full day of trading. In addition, the cash proceeds will be reduced by contributions by Catalytica to Catalytica Combustion Systems to provide the company with adequate operating capital, which are currently expected to be approximately $40 - $50 million. These reductions are expected to be partially offset by proceeds from the exercise of options and warrants to purchase Catalytica common stock prior to the merger.

     Catalytica estimates that the cash proceeds to stockholders may be in the range of $9.00 - $10.00 per share but could be significantly higher or lower depending upon the tax liability that Catalytica incurs for the spin-off of Catalytica Combustion Systems. Catalytica currently owns 85% of Catalytica Combustion Systems, of which all shares will be distributed ratably to Catalytica stockholders. Catalytica stockholders will be required to pay taxes on the net gain of proceeds from this transaction.

     Options to purchase Catalytica stock will not be assumed by DSM. All unexercisable options shall become exercisable in connection with the merger, but will be cancelled and terminated upon the effectiveness of the merger.

     Catalytica was advised by Morgan Stanley & Co. Incorporated and Credit Suisse First Boston Corporation in this transaction.

     Morgan Stanley Capital Partners III, L.P. and certain affiliates of Catalytica own approximately 32% of the voting stock of Catalytica, and have signed agreements to vote in favor of this transaction.

     Catalytica has agreed to pay a fee of $20 million plus up to $5 million in expenses to DSM under certain circumstances, including the termination of the agreement to enter into an agreement in connection with another offer to purchase the company.

     Catalytica, Inc. has scheduled a conference call to be held on Thursday, August 3, 2000 at 9:30 AM (PDT). This call will be accessible live via the internet at http://www.catalytica-inc.com or via telephone at 1-888-850-2534
            -----------------------------
(719-457-2633 for international callers). A replay of the call will also be available via the internet or via telephone 24 hours / day for 72 hours beginning at 12:30 PM (PDT) on August 3, 2000 and ending at 12:00 AM (PDT) on
August 7, 2000.   To connect to the replay via telephone, simply dial 1-888-203-
1112 (719-457-0820 for international callers), reference pass code 921731.

     DSM (www.DSM.nl) is a highly integrated international group of companies
          ----------
headquartered in Heerlen, the Netherlands that is active worldwide in the field of life science products, performance materials and chemicals. The group has annual sales of EUR 6.3 billion ($5.9 billion USD) and employs about 21,800 people at more than 200 sites worldwide.

     Catalytica, Inc. (www.Catalytica-inc.com) finds new pathways to improve
                       ----------------------
processes--reducing time, waste, and costs. It operates through its subsidiaries: Catalytica Pharmaceuticals, Catalytica Combustion Systems, and Catalytica Advanced Technologies. Catalytica Pharmaceuticals applies innovative and patented catalytic technologies and other chemical processes to improve the steps for manufacturing pharmaceuticals and finds better and more efficient ways to produce products in commercial scale quantities; Catalytica Combustion Systems' unique Xonon Cool Combustion technology enables gas turbines to produce essentially pollution-free power; Catalytica Advanced Technologies serves as the incubator for new catalytic technologies for industrial applications.

     This press release contains "forward-looking statements" (as defined under federal securities law) regarding the spin-off and the planned merger of DSM and Catalytica. The actual events, including the ability of the companies to obtain the approval of Catalytica's stockholders, to close the spin-off and the merger transaction, may differ materially and adversely from those discussed in this press release. Factors that may cause such a difference include, without limitation, inability to obtain Catalytica stockholder approval of the transaction, failure to satisfy the closing conditions set forth in the merger agreement, potential litigation, and other risks associated with acquisitions. There can be no assurance that the spin-off and the merger will be completed on the intended schedule. For additional information about factors that could affect the business of Catalytica, see the documents filed by Catalytica with the United States Securities and Exchange Commission.

B. Memorandum to Catalytica Employees

To:    Catalytica Employees

From:  Ricardo Levy

Date:  August 2, 2000

Re:    Company Announcement

I know that most of you attended our Company Meeting, during which I discussed in greater detail the content of the attached press release issued this afternoon and what it will mean for us. If you were not able to attend, I have noted below some of the key points that were discussed during the meeting. I know you may have further questions regarding this news. If so, please don't hesitate to ask. We will share with you as much information as we can right now, and will continue to provide additional information as it becomes available so that you will be kept informed as the events described in the news release unfold over the next few months.

     As described in the attached press release, DSM plans to purchase Catalytica. In order for Catalytica Pharmaceuticals to become a combined entity with the pharmaceutical portion of DSM's business, we will simultaneously conduct a transaction to spin out Catalytica Combustion Systems and Catalytica Advanced Technologies to existing Catalytica shareholders as a single new public entity. As it stands today, this new entity will be named Catalytica Combustion Systems.

As many of you know, the business strategy of Catalytica has been to create valuable companies on the basis of our discoveries and technological innovations that could eventually stand on their own. The subject of much discussion for quite some time has been to determine when would be the right time for our subsidiaries to become their own entities.

Clearly, our pharmaceutical operation is already essentially a self-contained entity, with relatively few critical services provided by corporate. To continue to meet today's demands for critical mass in the pharmaceutical outsourcing market, it is necessary to grow. By joining forces with DSM, we will create the highest quality company that offers both comprehensive services and a worldwide presence to our customers in the pharmaceutical industry. The combined companies will benefit from a global presence, with plants in both North America and Europe along with a number of other locations worldwide. The combination will also expand our chemical operations significantly and add biologicals capabilities to complement our sterile development and manufacturing operations, enabling us to serve the pharmaceutical and biotech industry like no one else can.

At the same time, we felt that Combustion Systems had progressed to the point that it could stand on its own and receive its own recognition as a public company now that Xonon is well on its way to commercialization. As part of the transaction, Catalytica Advanced Technologies will now become a part of Catalytica Combustion Systems. Catalytica NovoTec, which was recently formed as a new subsidiary within Advanced Technologies, will become a subsidiary of CCSI.

The result of this transaction will be two corporations: DSM Catalytica Pharmaceuticals and CCSI, each company now able to focus on its specific markets. It will take a little time to fully understand the impact that this transaction will have on some of the functions and activities of our company, but I want to assure you that we will try to provide an indication of how this will affect each of you individually as soon as we possibly can.

In the meantime, the following link has been provided on the intranet for additional information about DSM: http://intranet.catalytica-inc.com/dsm/
                                  ---------------------------------------

Thank you for your attention.

C. DSM Fact Sheet

Overview

Founded in 1902, DSM (www.dsm.nl) is a highly integrated international group of companies headquartered in Heerlen in the Netherlands with annual sales of $5.9 billion (USD). DSM is active worldwide in the field of life science products, performance materials, and chemicals. In 1999, DSM's life science products division represented 26% of Company revenues, 15% of which were derived from sales to the pharmaceutical industry. DSM employs approximately 22,000 people at more than 200 sites and ranks among the top three players in terms of market share in 80% of its activities.

                                  [Pie Chart]
                     Polymers & Industrial Chemicals: 43%
                          Performance Materials: 29%
                          Life Science Products: 26 %
                                   Other: 2%

[Organizational Chart]
DSM Fine Chemicals
     DSM Fine Chemicals Netherlands
     DSM Fine Chemicals Austria
     DSM Fine Chemicals Germany
     DSM Minera
     DSM Biologics
     New Business Development

Chemicals

DSM Fine Chemicals, a business group within the Life Science Products division, employs 2700 people worldwide and is a major developer and supplier of key intermediates for pharmaceuticals produced on an exclusive basis in close cooperation with its customers. In 1999, DSM Fine Chemicals represented over $600 million in annual sales for DSM, 50% of which were derived from pharmaceutical sales. Many of the top-selling medicines around the world are based on raw materials supplied by DSM including:

          - Antibiotics
          - Cardiovascular drugs
          - Anti-depressants
          - Drugs for the treatment of AIDS

cGMP Capacity:      Custom synthesis                           106,000 gallons
                    Fermentors (non-penicillin applications)   340,000 gallons
                    Reactors for anti-infectives                93,000 gallons
                    Fermentors for anti-infectives           1,600,000 gallons

Pharmaceutical Customers:  AstraZeneca             Hoffmann-La Roche Inc.
                           Bristol-Myers Squibb    Merck
                           Cell Tech               Novartis
                           GelTex Pharmaceuticals  SmithKline Beecham

Production Sites:          Geleen, Venlo, Maarssen, Groningen (NL); Linz (Au);
                           Regensburg (BRD); Capua (I); Iquique (Ch); Montreal
                           (Can)

D. Catalytica, Inc. Second Quarter 2000 Earnings Release

              CATALYTICA REPORTS SECOND QUARTER FINANCIAL RESULTS

     MOUNTAIN VIEW, CA (August 3, 2000) - Catalytica, Inc. (Nasdaq: CTAL) today reported financial results for the second quarter and six months ended June 30, 2000. The financial results have been restated for all periods presented to reflect the acquisition of Wyckoff Chemical Company, which has been accounted for as a pooling of interests and was completed on September 20, 1999.

     For the second quarter, total revenues were $97,260,000, compared with $118,106,000 in the same period a year ago. Operating income in the second quarter of 2000 was $10,123,000, compared with $14,311,000 during the second quarter of 1999. The anticipated decline in revenues and thus operating income was the result of a scheduled step-down of Glaxo Wellcome business as part of a five-year supply agreement that was signed upon Catalytica's purchase of its Greenville, North Carolina facility in July 1997. This decline in product revenues was partially offset by a significant growth in research revenues in the second quarter which were $9,017,000, an 80% increase over research revenues of $5,001,000 reported during the same period last year. Net income during the second quarter of $5,516,000, or $0.08 per diluted share, reflected an expected increase in Catalytica's tax rate from 23% in the second quarter of 1999, to 39% in the second quarter of 2000, when compared with net income of $9,526,000, or $0.14 per diluted share, reported in the second quarter last year.

     During the quarter, Catalytica received a $2.5 million settlement through its business interruption insurance to cover a portion of the lost production incurred following Hurricane Floyd during the third quarter last year. This payment was included as a reduction in cost of goods sold. It also incurred a $1 million non-cash compensation charge related to the retirement of a senior executive.

     For the first half of 2000, revenues were $195,954,000, compared with $214,030,000 reported in the corresponding period last year. This decline in product revenues was again partially offset by a continued increase in demand for Catalytica's pharmaceutical development services which resulted in a near doubling of research revenues for the first half of 2000 to $20,247,000, compared with $10,314,000 reported during the first six months of 1999. Operating income of $21,773,000 and net income of $11,755,000, or $0.17 per diluted share, for the six months ended June 30, 2000, reflected a slight decrease, compared with operating income of $23,725,000 and net income of $15,898,000, or $0.23 per diluted share, in the first six months of 1999.

     Catalytica also announced in a separate release yesterday that it plans to merge Catalytica, Inc. with DSM, a major supplier of key intermediate products to the pharmaceutical industry. At or about the same time, it will spin out the Catalytica Combustion Systems and Catalytica Advanced Technologies divisions as a single entity to Catalytica shareholders.

     Ricardo B. Levy, president and chief executive officer of Catalytica, Inc., commented, "Despite the decrease in total revenues during the first half of 2000, the continued increase in research revenues is a positive indication that we are building a good product pipeline for future business to offset the transition of original Glaxo business from our facility. This transition will also be helped by a global presence and broadened customer base that will result from combining Catalytica and DSM. Together, we will become one of the largest fully integrated supplier of development and manufacturing services to the pharmaceutical industry."

     Levy continued, "As our pharmaceutical division will soon be acquired, we look now to spin out our Catalytica Combustion Systems subsidiary by combining it with Catalytica Advanced Technologies as a new entity. Both subsidiaries made notable progress during the second quarter and the first half of the year. With the announcement of two new orders for Xonon-equipped gas turbines for distributed generation projects, we feel that Xonon is progressing nicely along its commercialization path as an enabling technology for ultra-low emissions power production in urban and suburban areas. We plan to pursue the adaptation of Xonon to additional gas turbines for the growing distributed generation market through a program funded by the U.S. Department of Energy and through collaborations with additional original equipment manufacturers (OEMs). In our Advanced Technologies division, we announced the creation of Catalytica NovoTec which is focused on improving manufacturing processes for the chemical and petrochemical industries. This new subsidiary presents exciting new opportunities for Catalytica's expertise in catalysis."

     During the second quarter, Catalytica Pharmaceuticals completed an expansion of its chemical manufacturing facility in South Haven, Michigan. The new facility provides for 11,000 additional reactor gallons to the Company's existing chemical manufacturing capacity. The additional reactor gallon capacity enables Catalytica to expand its early-stage manufacturing production work with customers and strengthens the Company's position as a leading supplier of advanced intermediates and active pharmaceutical ingredients (APIs) in the pharmaceutical outsourcing market. Catalytica Pharmaceuticals now has a total of 120,000 gallons of reactor capacity across its three production sites, making it one of the largest chemical manufacturing suppliers that services the pharmaceutical industry. Expansions of the South Haven and Greenville pilot plants are also underway along with plans for an expansion of the sterile manufacturing facility in Greenville.

     Catalytica, Inc. has scheduled a conference call to be held today at 9:30 AM (PDT). This call will be accessible live via the internet at http://www.catalytica-inc.com or via telephone at 1-888-850-2534 (719-457-2633
-----------------------------
for international callers). A replay of the call will also be available via the internet or via telephone 24 hours / day for 72 hours beginning at 12:30 PM
(PDT) today and ending at 12:00 AM (PDT) on August 7, 2000.   To connect to the
replay via telephone, simply dial 1-888-203-1112 (719-457-0820 for international callers), reference pass code 921731.

     Catalytica, Inc. (http://www.catalytica-inc.com) finds new pathways to
                       -----------------------------
improve processes -- reducing time, waste and costs. It operates through three subsidiaries: Catalytica Pharmaceuticals, Catalytica Combustion Systems, and Catalytica Advanced Technologies. Catalytica Pharmaceuticals applies innovative and patented catalytic technologies and other chemical processes to improve the steps for manufacturing pharmaceuticals and finds better and more efficient ways to produce products in commercial scale quantities. Catalytica Combustion Systems' unique Xonon Cool Combustion technology enables gas turbines to produce essentially pollution-free power. Catalytica Advanced Technologies serves as the incubator for new catalytic technologies for industrial applications. Catalytica employs over 1600 people.

     This news release contains forward-looking statements regarding Catalytica's future performance and Catalytica's competitive position in its markets. Such forward-looking statements include the prospects for our business, the market demand of our products, the benefits from our agreements, obtaining additional XONON orders, securing additional manufacturing business through our research and development associations with our customers, our future ability to obtain new Catalytica Pharmaceuticals' customers, the future performance of the Xonon system, the proposed spin- off of Catalytica Combustion Systems and Catalytica Advanced Technologies, and the merger of DSM. Actual results may differ and such differences may be material from those anticipated in such forward-looking statements. These statements involve risks and uncertainties, including without limitation the ability to complete the spin-off and merger with DSM, the ability of Catalytica Pharmaceuticals and Catalytica Combustion Systems to perform cost-effectively and in a timely manner, the impact of product development delays at both Catalytica Pharmaceuticals and Catalytica Combustion Systems, the impact of market demand, the ability to continue to increase revenue from new customers and research services and offset declines in revenue from Glaxo Wellcome and Warner Lambert, the ability to operate the manufacturing, research and development facilities efficiently, changes in market conditions, changes in the Companies' competitive positions, changes in the pharmaceutical and energy production industries and the impact of the FDA on the pharmaceutical market, the EPA on the energy market, and other regulations on pharmaceutical and biotech manufacturing, as well as the impact of environmental regulations on the demand for ultra-low NOx emissions. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the incurrence of unanticipated events. Investors are encouraged to review Catalytica's Form 10K for the year ending December 31, 1999, Form 10Q for the period ending March 31, 2000, filed with the Securities and Exchange Commission for a discussion of additional factors that could affect Catalytica's future performance.

Editors' Note:  Xonon and Cool Combustion are trademarks of Catalytica.

Catalytica, Inc.
Condensed Consolidated Statements of Operations*
(in thousands, except per share amounts)
(unaudited)

                                          Three Months Ended June 30,    Six Months Ended June 30,
                                         ----------------------------   --------------------------
                                                 2000            1999           2000          1999
                                                 ----            ----           ----          ----
Revenues:
  Product sales                               $88,243        $113,105       $175,707      $203,716
  Research revenues                             9,017           5,001         20,247        10,314
                                              -------        --------       --------      --------
Total revenues                                 97,260         118,106        195,954       214,030

Costs and expenses:
  Cost of product sales                        68,574          85,540        139,228       157,864
  Research and development                     12,236          10,491         22,747        18,934
  Selling, general and administrative           6,327           7,764         12,206        13,507
                                              -------        --------       --------      --------
Total costs and expenses                       87,137         103,795        174,181       190,305

Operating income                               10,123          14,311         21,773        23,725

Interest expense, net                          (1,086)         (1,418)        (2,502)       (2,837)
Loss on joint venture                              (0)           (462)            (0)         (974)
Income taxes                                   (3,521)         (2,905)        (7,516)       (4,016)
                                              -------        --------       --------      --------

Net income                                    $ 5,516        $  9,526       $ 11,755      $ 15,898
                                              =======        ========       ========      ========

Net income per share:
Basic                                         $  0.09        $   0.17       $   0.20      $   0.28
                                              =======        ========       ========      ========
Diluted                                       $  0.08        $   0.14       $   0.17      $   0.23
                                              =======        ========       ========      ========

Shares used in computing
  net income per share:
Basic                                          58,070          57,543         58,017        57,507
                                              =======        ========       ========      ========
Diluted                                        64,191          63,553         64,186        63,836
                                              =======        ========       ========      ========

*Note: The results for all periods presented have been restated to reflect the acquisition of Wyckoff Chemical Company which has been accounted for as a pooling of interests and was completed on September 20, 1999.

Catalytica, Inc.
Condensed Consolidated Balance Sheet*
(in thousands)

                                         June 30, 2000   December 31, 1999
                                         --------------  -----------------
                                          (unaudited)
Assets:
Cash and short-term investments               $ 19,811            $ 40,346
Accounts and notes receivable, net              47,211              42,320
Inventory                                      100,041             105,519
Other current assets                            15,482              17,011
                                              --------            --------
   Total current assets                        182,545             205,196

Property and equipment, net                    241,344             221,131
Other assets                                     1,701               2,181
                                              --------            --------
                                              $425,590            $428,508
                                              ========            ========


Liabilities and Stockholders' Equity:
Current liabilities                           $ 60,731            $ 73,751
Current portion of long-term debt               18,498              12,948
                                              --------            --------
   Total current liabilities                    79,229              86,699

Long-term debt                                  41,000              51,000
Other long-term liabilities                     23,457              23,982
Minority interest                               41,000              41,000
Class A and B common stock                      97,079              97,079
Stockholders' equity                           143,825             128,748
                                              --------            --------
                                              $425,590            $428,508
                                              ========            ========

*Note: The results for all periods presented have been restated to reflect the acquisition of Wyckoff Chemical Company which has been accounted for as a pooling of interests and was completed on September 20, 1999.

In connection with the acquisition, Catalytica will be filing a proxy statement with the Securities and Exchange Commission. STOCKHOLDERS OF CATALYTICA ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement when it becomes available and other documents filed by Catalytica with the Securities and Exchange Commission in connection with the merger at the Securities and Exchange Commission's web site at www.sec.gov. Stockholders of Catalytica may also obtain for free the proxy statement and other documents filed by Catalytica in connection with the merger by directing a request to: Catalytica, Inc., 430 Ferguson Drive, Mountain View, California 94043, Attention: Jackie Cossmon, VP of Investor Relations, Telephone: 650-960-3000, ext. 6204.

Catalytica and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Catalytica stockholders in favor of the acquisition. These directors and executive officers include the following: James Cusumano, Richard Fleming, Alan Goldberg, Howard Hoffen, Ricardo Levy, Ernest Mario, John Urquhart, Lawrence Briscoe, Jackie Cossmon, Ralph Dalla Betta and John Hart. Collectively, as of April 14, 2000, the directors and executive officers of Catalytica may be deemed to beneficially own approximately 34.6% of the outstanding shares of Catalytica common stock. Stockholders of Catlytica may obtain additional information regarding the interests of the participants by reading the proxy statement when it becomes available.